Exhibit 99.1

Nasdaq previously suspended the trading of Crown Electrokinetics Corp.’s common stock, par value $0.001 per share, on March 5, 2025 due to noncompliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2).